EXHIBIT A TO LICENSING
                            ASSETS PURCHASE AGREEMENT


                              SENIOR NOTE AGREEMENT

                                      among

                          THE MRS. FIELDS' BRAND, INC.,

                                  as Borrower,

                                       and

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,

                    PRINCIPAL MUTUAL LIFE INSURANCE COMPANY,

                          PRUCO LIFE INSURANCE COMPANY,

                                       and

                       CONTRARIAN CAPITAL ADVISORS, L.L.C.
                                   (AS AGENT),

                                   as Lenders

Dated as of September 18, 1996

TABLE OF CONTENTS



RECITAL                                                                  1

AGREEMENT                                                                1

ARTICLE 1               DEFINITIONS                                      1
Section 1.1    Definitions                                               1
Section 1.2    Other Definitional Provisions                            11

ARTICLE 2               AUTHORIZATION OF ISSUANCE OF SECURITIES         11
Section 2.1    Authorization of the Notes                               11

ARTICLE 3               CONDITIONS PRECEDENT TO EFFECTIVENESS           12
Section 3.1    Lenders' Conditions to Effectiveness                     12
Section 3.2             The Borrower's Condition to Effectiveness       13

ARTICLE 4               ISSUANCE OF NOTES: CLOSING                      13
Section 4.1    Issuance of Notes                                        13
Section 4.2    Closing                                                  14

ARTICLE 5               NOTES                                           15
Section 5.1    Interest on Notes                                        15
Section 5.2    Mandatory Prepayments                                    15
Section 5.3    Optional Prepayment                                      15
Section 5.4    Repayment at Maturity                                    16
Section 5.5    Certain Amounts Owed under the License Purchase Agreement16

ARTICLE 6               ADDITIONAL TERMS OF THE NOTES                   17
Section 6.1    Security                                                 17
Section 6.2    Receipt of Payment                                       17
Section 6.3    Sharing of Payments, etc.                                17
Section 6.4    Accounting                                               18
Section 6.5    Access                                                   18
Section 6.6    Notes Deemed Outstanding                                 19

ARTICLE 7               REPRESENTATIONS AND WARRANTIES                  19
Section 7.1    Existence and Authority                                  19
Section 7.2    Regulation G, etc.                                       20
Section 7.3    Status Under Certain Federal Statutes                    20
Section 7.4    Offering of Securities                                   20
Section 7.5    Pro Forma Balance Sheet of the Borrower; No Violations   21

ARTICLE 8               AFFIRMATIVE COVENANTS                           21
Section 8.1    Financial Statements                                     21
Section 8.2    Corporate Existence, etc.                                26
Section 8.3    Payment of Taxes and Claims                              26
Section 8.4    Compliance with Laws, etc.                               27
Section 8.5    Maintenance of Properties; Insurance                     27
Section 8.6    Affiliate Transactions, Keeping of Books, Bank Accounts  28
Section 8.7    Compliance with Affiliate Transactions                   28
Section 8.8    Security Interest in Newly Acquired Property             28
Section 8.9    Environmental Reporting Requirements                     29
Section 8.10   Environmental Reports, Remedial Action, Indemnity        30
Section 8.11   Preparation of Financial Statements                      31
Section 8.12   Intellectual Property                                    31
Section 8.13   Collection Accounts                                      32

ARTICLE 9               NEGATIVE COVENANTS                              32
Section 9.1    Restricted Payments and Restrictions on Investments      32
Section 9.2    Liens                                                    33
Section 9.3    Indebtedness                                             34
Section 9.4    Loans, Advances, Investments and Contingent Liabilities  35
Section 9.5    Issuance of Capital Stock                                37
Section 9.6    Merger and Sale of Assets                                37
Section 9.7    Sale and Leaseback Transactions                          38
Section 9.8    Certain Contracts                                        38
Section 9.9    Agreements by Subsidiaries                               39
Section 9.10   Compliance with ERISA                                    39
Section 9.11   Transactions with Affiliates                             41
Section 9.12   Vendor Payments                                          41
Section 9.13   Operating Cash Flow                                      41
Section 9.14   Capital Expenditure                                      42
Section 9.15   Transfer of Intellectual Property                        43
Section 9.16   Compliance with Environmental Laws                       43
Section 9.17   Amendments and Modifications to Operative Documents      43
Section 9.18   Changes in Business                                      43
Section 9.19   Amendment of Certificate of Incorporation                43
Section 9.20   Amendment of License Agreement                           44
Section 9.21   Change in Fiscal Year                                    44
Section 9.22   General and Administrative Expenses; Annual Budget       44
Section 9.23   Management Services                                      44

ARTICLE 10              EVENTS OF DEFAULT                               44
Section 10.1   Events of Default                                        44
Section 10.2   Remedies                                                 47
Section 10.3   Other Remedies                                           47

ARTICLE 11              MISCELLANEOUS                                   48
Section 11.1            Performance Due Other Than on a Business Day    48
Section 11.2   Successors and Assigns                                   48
Section 11.3   Governing Law                                            48
Section 11.4   Notices                                                  49
Section 11.5   Severability                                             50
Section 11.6   Counterparts                                             51
Section 11.7   Further Assurances                                       51
Section 11.8   Entire Agreement                                         51
Section 11.9   Consent to Amendments                                    51
Section 11.10  Form, Registration, Transfer and Exchange of Notes; Lost Notes 52
Section 11.11  Persons Deemed Owners; Participation                     53
Section 11.12  Confidentiality                                          53
Section 11.13  Satisfaction Requirement                                 54
Section 11.14  Solicitation of Noteholders                              54
Section 11.15  Indemnification                                          55
Section 11.16  Fees and Expenses                                        56

                         INDEX TO EXHIBITS AND SCHEDULES

                                            Exhibits

Exhibit A-1           Form of Series 1 Senior Notes

Exhibit A-2           Form of Series 2 Senior Notes

Exhibit B-1           Form of Collateral Agency Agreement

Exhibit B-2           Form of Security Agreement

Exhibit B-3           Form of Stock Pledge Agreement

Exhibit B-4           Form of Blocked Account Letter Agreement

Exhibit C             Form of Escrow Agreement

Exhibit D            Form of Officer's Certificate as to Total Cash, Operating
                     Cash Flow and Capital Expenditures

Exhibit E            Form of Confidentiality Agreement

                                        Schedules

Schedule 3.1(a)                         Notes payable to Prudential

Schedule 3.1(b)                         Notes payable to Principal

Schedule 3.1(c)                         Notes payable to Pruco

Schedule 3.1(d)                         Notes payable to Contrarian

Schedule 3.1(e)                         Opinion of Counsel

Schedule 6.2                            Payment Instructions

Schedule 7.5                            Pro Forma Balance Sheet

Schedule 8.11                           Accounting Practices

Schedule 8.13                           Collection Accounts

Schedule 9.4(vii)                       Permitted Financial Institutions

                              SENIOR NOTE AGREEMENT


                  SENIOR NOTE AGREEMENT dated as of September 18, 1996 (this "Agreement") by and among THE MRS. FIELDS' BRAND, INC., a Delaware corporation (the "Borrower"), as borrower, and The Prudential Insurance Company of America, a New Jersey mutual insurance company ("Prudential"), Principal Mutual Life Insurance Company, an Iowa corporation ("Principal"), Pruco Life Insurance Company, an Arizona corporation ("Pruco"), and Contrarian Capital Advisors, L.L.C., a Delaware limited liability company, (as agent) ("Contrarian"), as lenders.


                                     RECITAL

                  Pursuant to a Licensing Assets Purchase Agreement, dated as of August 7, 1996 (the "License Purchase Agreement"), among the Borrower, Mrs. Fields Development Corporation, a Delaware corporation ("MFD"), and Capricorn Investors II, L.P., a Delaware limited partnership ("Capricorn"), the Borrower is as of the date of this Agreement purchasing certain assets specified therein and issuing as partial consideration therefor the Notes (as hereinafter defined).


                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                              1 ARTICLE DEFINITIONS

                  1.1 Section Definitions . As used in this Agreement, the following terms have the following respective meanings:

                  1.3 "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the voting or nonvoting stock of such Person, and (b) each Person that controls, is controlled by or is under common control with such Person. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

                  1.5 "Bankruptcy Code" means title 11 of the United States Code entitled "Bankruptcy", as amended from time to time, and any successor statute thereto.

                  1.7 "Blocked Account Letter Agreement" means any Blocked Account Letter Agreement among the Collateral Agent, the Borrower and any bank which maintains a Collection Account, substantially in the form of Exhibit B-4 hereto.

                  "Board of Directors" means the Board of Directors of the Borrower, as the same may be constituted from time to time.

                  "Business Day" means any day other than a Saturday, Sunday, or day on which commercial banks in New York are required or authorized to be closed.

                  "Capital Expenditures" means all payments for or Indebtedness incurred in connection with fixed assets or improvements or for replacements, substitutions or additions thereto, that are required to be capitalized under GAAP.

                  "Capital Lease" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet, other than, in the case of the Borrower or any Subsidiary, any such lease under which the Borrower or such Subsidiary is the lessor.

                  "Capital Lease Obligation" means, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.
                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Collateral" means all assets of the Borrower and the Subsidiaries and all capital stock of the Subsidiaries, in each case upon which a Lien is granted to the Collateral Agent on behalf of the Lenders pursuant to the Security Documents.

                  "Collateral Agency Agreement" means the Collateral Agency Agreement, dated as of the date of this Agreement, among the Collateral Agent, the Borrower and the Lenders, substantially in the form of Exhibit B-1 hereto.

                  "Collateral Agent" means The Bank of New York, as trustee and collateral agent for the Lenders under the Collateral Agency Agreement, and as escrow agent and secured party under the Stock Pledge Agreement, or any duly appointed successor of Bank of New York in such capacities.

                  "Collateral Agent's Account" means a bank account in the name of the Collateral Agent maintained at The Bank of New York or any other bank account specified by the Collateral Agent as the Collateral Agent's Account.

                  "Collection Accounts" means the various bank accounts identified on Schedule 8.13, together with any additional bank accounts as to which the Borrower provides written notice to the Collateral Agent and provides a Blocked Account Letter Agreement from the bank at which such bank account is established.

               "Common Stock" means the shares of common stock, $1.00 par value, of the Borrower.

                  "Contaminant" means those substances or materials which are regulated by or form the basis of liability, now or hereafter, under any Environmental Laws, including without limitation, petroleum or any fraction or byproduct thereof, asbestos, polychlorinated biphenyls, radioactive substances, or any other substances or materials which have in the past or could in the future constitute a health, safety or environmental hazard to any Person or property.

                  "Environmental Laws" means any and all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or government restrictions (including without limitation, any judicial or administrative order, consent decree or judgment), relating to the regulation and protection of human health, safety, the environment or natural resources (including without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species, and vegetation), or the Release of any materials into the environment, including, without limitation, those related to hazardous substances or wastes, air emissions and discharges to waste water or public treatment systems.
Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C.ss. 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. ss. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss. 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. ss. 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. ss. 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. ss. 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. ss. 651 et seq.); and the Safe Drinking Water Act, as amended (42 U.S.C. ss. 300 et seq.), and their state and local counterparts or equivalents and any transfer of ownership notification or approval statutes such as the New Jersey Environmental Cleanup Responsibility Act (N.J. Stat. Ann. ss. 13:lK-6 et seq.).

                  "Environmental Liabilities and Cost" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including, without limitation, arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, and which relate to any environmental, health or safety condition, or a Release or threatened Release, and result from the past, present or future operations of such Person.

                  "Environmental   Lien"   means   any  Lien  in  favor  of  any
Governmental Authority for Environmental Liabilities and Costs.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor ----- statute.

                  "ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) under common control or treated as a single employer with such Person within the meaning of Section 414(b), (c), (m) or (o) of the Code.

                  "Escrow Agreement" means the Escrow Agreement, dated as of the date of this Agreement, among The Bank of New York, as escrow agent, the Borrower and the Lenders substantially in the form of Exhibit C hereto.

                    "Event of Default" means any one of the events  described in
                         Section 10.1 hereof.

                  "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department, court or other entity thereof exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Guaranteed Indebtedness" means, as to any Person, any obligation of such Person guaranteeing any Indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

                  "Indebtedness"  means, as to any Person,  (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety or appeal bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, but not including obligations to trade creditors incurred in the ordinary course of business), (d) all Capital Lease Obligations of such Person,
(e) all Guaranteed Indebtedness of such Person, (f) all Indebtedness referred to in clause (a), (b), (c), (d) or (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (g) in the case of the Borrower, the Obligations, and (h) all liabilities of such Person under Title IV of ERISA (other than premiums owed to the PBGC); provided, however, that intercompany indebtedness owed solely to the Borrower or any Subsidiary and guarantees of obligations (other than Indebtedness) of the Borrower's Subsidiaries shall be deemed not to constitute Indebtedness.

                  "Lenders" means, collectively, Prudential, Principal, Pruco, Contrarian and any of their successors or transferees in each case for so long as such Person holds Notes.

                  "License Agreement" means the License Agreement, dated as of the date of this Agreement, between the Borrower and the Store Company, as amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

                  "License  Purchase   Agreement"  means  the  Licensing  Assets
Purchase Agreement, dated as of August 7, 1996, among the Borrower, MFD and Capricorn.

                  "Lien" means any mortgage, deed of trust, pledge, security interest, lien, option, trust deed, hypothecation, collateral assignment, tax lien, mechanic's lien, materialmen's lien, lis pendens, or charge or encumbrance of any kind (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of New York or comparable law of any jurisdiction) whether arising by contract, operation of law, or otherwise; provided, however, that the licensing and/or franchising of intellectual property or the issuance of options or letters of intent or reservation with respect to such licensing or franchising shall not constitute a Lien under the terms of this Agreement.

                  "Liquid Investments" means all assets of the Borrower and the Subsidiaries of the types described in clauses (ii), (iii), (iv), (v), (vi) and
(vii) of Section 9.4 hereof.

                  "Majority Lenders" means the holders of at least a majority in dollar amount of the aggregate unpaid principal amount of the Notes; provided that for so long as the Notes are held by two or more Persons that are not Affiliates of each other, the majority of holders of such Notes must include at least two such holders who are not Affiliates of each other.

               "Maturity Date" means, with respect to each Note, the Maturity Date of such Note, as set forth ------------- therein.

                  "Multiemployer Plan" means any Plan which is a "multiemployer plan" as such term is defined in section 4001(a)(3) of ERISA.

               "Notes" means each of the Series 1 Notes and the Series 2 Notes.

                  "Obligations" means all obligations, indebtedness and liabilities, now existing or hereafter arising, of the Borrower or any of its Subsidiaries to any of the Lenders, or the Collateral Agent, in each case, under this Agreement or any other Operative Document, whether such obligations, indebtedness and liabilities are direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, all fees and other expenses (including attorneys' fees and disbursements) incurred in connection with the enforcement or collection thereof.

                  "Operating Cash Flow" means, with respect to any fiscal period of the Borrower, the operating income of the Borrower and the Subsidiaries (before deducting any interest, taxes, depreciation or amortization) determined on a consolidated basis in accordance with GAAP.

               "Operative Documents" mean this Agreement, the Notes and the Security Documents.

                  "PBGC" means The Pension Benefit Guaranty Corporation or any other Governmental Authority succeeding to any of its functions.

                  "Permit" means any permit, approval, authorization, license, variance or permission required by a Governmental Authority under any applicable Environmental Laws.

                  "Person" means any individual, corporation, business trust, association, company, partnership, joint venture, unincorporated organization, governmental authority, or other entity.

                  "Plan" means an "employee pension benefit plan" (as defined in section 3(2) of ERISA) which is or has been established or maintained, or to which contributions are required to be made or have been made, by the Borrower or any of the Subsidiaries.

                  "Release" means, as to any Person, any release, spill, emission, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property owned or operated by such Person, including, without limitation, the movement of Contaminants through or in the air, soil, surface water, ground water or property.

                  "Remedial Action" means all actions required or voluntarily undertaken to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

                  "Restricted Payment" means (a) any dividend or other distribution on account of any shares of Common Stock or other capital stock of the Borrower now or hereafter outstanding in excess of Tax Distributions, (b) any redemption or retirement, purchase or other acquisition for value, direct or indirect, of (i) any shares of Common Stock or other capital stock of the Borrower now or hereafter outstanding, (ii) any warrants, rights or options to acquire any such shares or (iii) any securities convertible into or exchangeable for such shares and (c) any payment of principal or interest, repurchase, redemption or defeasance of any Subordinated Indebtedness other than as contemplated by this Agreement; provided, that "Restricted Payment" shall not be deemed to include (x) any dividend or distribution payable in additional shares of the capital stock on which such dividend or distribution is paid or (y) any conversion, exercise or exchange of any security convertible into or exercisable or exchangeable for shares of capital stock of the Borrower.

                  "Security Agreement" means the Security Agreement, dated as of the date of this Agreement, in favor of the Collateral Agent, substantially in the form of Exhibit B-2.

                  "Security Documents" means the Collateral Agency Agreement, the Stock Pledge Agreement, the Security Agreement and any Blocked Account Letter Agreement from time to time in effect.

                  "Series 1 Notes" means the senior promissory notes of the Borrower issued pursuant to this Agreement in the aggregate original principal amount of $1,000,000 substantially in the form of Exhibit A-1 hereto, and any notes which may be issued hereunder in substitution or exchange for any such Notes.
                  "Series 2 Notes" means the senior promissory notes of the Borrower issued pursuant to this Agreement in the aggregate original principal amount of $9,000,000 substantially in the form of Exhibit A-2 hereto, and any notes which may be issued hereunder in substitution or exchange for any such Notes.

                  "Stock Pledge Agreement" means the Stock Pledge Agreement, dated as of the date of this Agreement, by the Borrower in favor of the Collateral Agent, substantially in the form of Exhibit B-3 hereto.

               "Store Company" means Mrs. Fields' Original Cookies, Inc., a Delaware corporation.

                  "Subordinated Indebtedness" means with respect to the Notes, any other Indebtedness which by its express terms is subordinated to the Notes and is acceptable to the Majority Lenders in all respects, including with respect to the use of proceeds thereof.

                  "Subsidiary" means any corporation, partnership or other business entity of which an aggregate of 50% or more of the outstanding shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned by the Borrower and/or one or more Subsidiaries of the Borrower (irrespective of whether, at the time, stock, interests or other equivalents of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

                  "Tax Distributions" means, in the case of any fiscal year (or portion thereof) in which the Borrower joins in the filing of U.S. consolidated Federal income tax returns as part of an affiliated group of corporations, as determined under section 1504(a) of the Code, or the filing of any combined or unitary tax return for state or local tax purposes, the Borrower's share of the affiliated, combined or unitary group's Federal, state and local tax liability (including any estimated tax payments) for such year (or portion thereof), as determined in good faith by the common parent corporation and not disputed in good faith by the Majority Lenders within 20 days after notice of the amount thereof, together with sufficient information to support such determination, is given to each Lender, to the extent not otherwise paid directly to the taxing authorities by the Borrower.

                  "Total Cash" means, at any time, all amounts which the Borrower and the Subsidiaries are required to report as the cash balances (including any bank overdraft) on the Borrower's books and records in accordance with GAAP, consistently applied, including, without limitation, all (i) cash,
(ii) cash equivalents, and (iii) Liquid Investments.

                  "Transactions" means the issuance of the Notes, the granting of a security interest in the Collateral to the Lenders and the acquisition of assets and assumption of liabilities by the Borrower pursuant to the License Purchase Agreement.

                  1.1 Section Other Definitional Provisions . All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof", "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article, Section, Exhibit and Schedule references pertain to Articles, Sections, Exhibits and Schedules of this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, applied on a consistent basis. Terms used herein that are defined in the Uniform Commercial Code as adopted by the State of New York, unless otherwise defined herein, shall have the meanings specified in the Uniform Commercial Code as adopted by the State of New York. All references herein to agreements or promissory notes shall mean such agreements or notes as amended, restated, supplemented or otherwise modified from time to time.

                2 ARTICLE AUTHORIZATION OF ISSUANCE OF SECURITIES

                  1.1 Section Authorization of the Notes . The Borrower has authorized the issuance to the Lenders of the Notes, each to be dated the date of this Agreement, to mature on their respective Maturity Dates, and to bear interest at the respective rates specified therein.

                 2 ARTICLE CONDITIONS PRECEDENT TO EFFECTIVENESS

                  1.1 Section Lenders' Conditions to Effectiveness . The provisions of this Agreement set forth in Section 4.1 shall not become effective unless and until the Borrower shall have delivered the following documents, each in the form attached hereto (in the case of documents the forms of which are attached) and otherwise in form and substance satisfactory to each of the Lenders and (unless otherwise indicated) each dated the date of this Agreement:

                  (a)  to  Prudential,   the  Notes  payable  to  the  order  of
Prudential, duly executed by the Borrower in the respective principal amounts set forth opposite such Lender's name on Schedule 3.1(a) hereto;

                  (c) to Principal, the Notes payable to the order of Principal, duly executed by the Borrower in the respective principal amounts set forth opposite such Lender's name on Schedule 3.1(b) hereto;

                  (e) to Pruco, the Notes payable to the order of Pruco, duly executed by the Borrower in the respective principal amounts set forth opposite such Lender's name on Schedule 3.1(c) hereto;

                  (g)  to  Contrarian,   the  Notes  payable  to  the  order  of
Contrarian, duly executed by the Borrower in the respective principal amounts set forth opposite such Lender's name on Schedule 3.1(d) hereto;

                  (i) a favorable opinion of counsel to the Borrower, addressed to each of the Lenders, substantially in the form attached hereto as Schedule 3.1(e);

                  (k) copies of resolutions of the Board of Directors, certified by the Secretary or Assistant Secretary of the Borrower as of the date of this Agreement as having been duly adopted on or prior to such date and in full force and effect on such date, authorizing (i) the execution, delivery and performance of the Operative Documents, and (ii) specific officers to execute and deliver this Agreement and the other Operative Documents;

                  (m) a certificate of the Secretary of State of Delaware, dated as of a recent date prior to the date of this Agreement, with telegram updates where available, showing that the Borrower is organized and in good standing under the laws of Delaware;

                  (o) a copy of the certificate of incorporation of the Borrower certified as of the date of this Agreement by the Secretary or Assistant Secretary of the Borrower as true and correct as of the date of this Agreement, and copies of the Borrower's by-laws, certified by the Secretary or Assistant Secretary of the Borrower as true and correct, as of the date of this Agreement; and

                  (q) certificates of the Secretary or an Assistant Secretary of the Borrower as to the incumbency and signatures of the officers or representatives of the Borrower executing any of the Operative Documents and any other certificate or other document to be delivered pursuant thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

                  1.2 Section The Borrower's Condition to Effectiveness . The provisions of this Agreement set forth in Section 4.1 shall not become effective unless and until the conditions to the Borrower's obligations set forth in the License Purchase Agreement shall have been satisfied or waived by the Borrower.

                      1 ARTICLE ISSUANCE OF NOTES: CLOSING

                  1.1 Section Issuance of Notes . In consideration for the rights and obligations under this Agreement and the other Operative Documents, the Borrower hereby agrees to issue to each Lender (subject to the provisions of Section 11.10) and, subject to the terms and conditions herein set forth, each Lender agrees to accept from the Borrower:

                  (a) in the case of Prudential, the Notes in the form of one or more Notes in respect of each series of Notes registered in such Lender's name or that of its nominee or nominees, as such Lender shall request, and in such denominations as such Lender shall request (subject to the restrictions set forth in Section 11.10 hereof), in the aggregate principal amount specified opposite such Lender's name in
         Schedule 3.1(a) attached hereto;

                  (a) in the case of Principal, the Notes in the form of one or more Notes in respect of each series of Notes registered in such Lender's name or that of its nominee or nominees, as such Lender shall request, and in such denominations as such Lender shall request (subject to the restrictions set forth in Section 11.10 hereof), in the aggregate principal amount specified opposite such Lender's name in
         Schedule 3.1(b) attached hereto;

                  (a) in the case of Pruco, the Notes in the form of one or more Notes in respect of each series of Notes registered in such Lender's name or that of its nominee or nominees, as such Lender shall request, and in such denominations as such Lender shall request (subject to the restrictions set forth in Section 11.10 hereof), in the aggregate principal amount specified opposite such Lender's name in Schedule 3.1(c) attached hereto; and

                  (a) in the case of Contrarian, the Notes in the form of one or more Notes in respect of each series of Notes registered in such Lender's name or that of its nominee or nominees, as such Lender shall request, and in such denominations as such Lender shall request (subject to the restrictions set forth in Section 11.10 hereof), in the aggregate principal amount specified opposite such Lender's name in
         Schedule 3.1(d) attached hereto.

                  1.1 Section Closing . The delivery of the Notes shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022 at a closing (the "Closing") on the date of this Agreement. At the Closing, the Borrower will deliver to each Lender the Notes to be issued to such Lender at the Closing as set forth opposite such Lender's name in Schedules 3.1(a), 3.1(b), 3.1(c) and 3.1(d) upon satisfaction or waiver of the conditions precedent set forth herein.

                                 1 ARTICLE NOTES

                  1.1 Section Interest on Notes . The Borrower shall pay interest on the unpaid principal amount of each outstanding Note pursuant to the terms of such Note.

                  (a) Section Mandatory Prepayments . The Borrower shall make prepayments of principal for the Series 2 Notes equal to (i) $250,000 on September 30, 1997, December 31, 1997, March 31, 1998, June 30, 1998, September 30, 1998 and December 31, 1998, (ii) $312,500 on March 31, 1999, June 30, 1999,
September 30, 1999 and December 31, 1999 and (iii) $375,000 on March 31, 2000 and on each June 30, September 30, December 31 and March 31 thereafter until the earlier of maturity or repayment thereof in full. Any mandatory or voluntary prepayments of the Notes shall be applied to reduce such prepayment obligations in the inverse order of maturity for the Notes so affected.

                  (a) In the event that (i) the average daily amount of Total Cash during the first fifteen Business Days in January of any year exceeds $250,000, the Borrower, upon five Business Days' irrevocable prior written notice given promptly following availability of sufficient financial information to permit determination of whether such prepayment is required to be made, shall apply an amount equal to 75% of such excess over $250,000 in prepayment of principal of the Notes beginning with the Series 2 Notes.

                  (c) Any prepayments made pursuant to this Section 5.2 shall be
(i) made without premium and together with accrued but unpaid interest through the date of prepayment on the amount being so prepaid, (ii) applied pro rata among Notes of the same series, and (iii) subject to the escrow arrangements specified in Section 5.5(b) hereof.

(e)
                  1.2 Section Optional Prepayment . The Borrower shall have the right, upon giving at least five Business Days' irrevocable prior written notice to each affected Lender (which notice may be waived by each Lender on its own behalf) specifying (i) the date of such prepayment, and (ii) the principal amount of the outstanding Notes, and the Notes held by each such Lender being prepaid, to voluntarily prepay the principal of the Notes then outstanding in whole or in part, without premium or penalty Notice of prepayment having been given as aforesaid, the principal amount of the outstanding Notes to the extent specified in such notice, together with interest thereon to the prepayment date, shall become due and payable on such prepayment date. Any prepayments made pursuant to this Section 5.3 shall be (i) made without premium and together with accrued but unpaid interest through the date of prepayment on the amount being so prepaid, (ii) applied first to the Series 2 Notes, (iii) applied pro rata among Notes of the same series, and (iv) subject to the escrow arrangements specified in Section 5.5(b) hereof.

1.3

                  1.1 Section Repayment at Maturity . On the Maturity Date of each Note, the Borrower shall pay all remaining principal together with accrued but unpaid interest due with respect to such Note.

                  (a) Section Certain Amounts Owed under the License Purchase Agreement . Notwithstanding anything to the contrary contained herein, (i) all payments, if any, required to be made by MFD under Section 10 of the License Purchase Agreement shall be made by reducing, on a dollar for dollar basis (x) first, all accrued and unpaid interest owed on the Series 1 Notes and (y) second, all outstanding principal of the Series 1 Notes; provided, however, that such right of reduction, or set-off, shall terminate on the date 18 months following the date of this Agreement.

                  (c) In the event that voluntary prepayments of principal are made on the Series 1 Notes during a period of time when the Borrower's set-off rights with respect to such Notes shall remain in effect pursuant to this
Section 5.5, the amount of principal being so prepaid shall be deposited into escrow with the Bank of New York, as escrow agent, pursuant to the Escrow Agreement and shall be paid as provided in the Escrow Agreement either to the Borrower in satisfaction of claims eligible for set-off or to the holders of such Notes, as the case may be, at such times and amounts as appropriate to reflect the termination or limitation as to amount of such set-off rights pursuant to this Section 5.5.

                  (a) The  Borrower's  various  rights  of  set-off  under  this
Section 5.5 are independent and the Borrower may in its sole discretion elect whether to exercise its set-off right under Section 5.5(a) hereof, on the one hand, or under Section 5.5(b) hereof, on the other hand.

                     1 ARTICLE ADDITIONAL TERMS OF THE NOTES

                  1.1 Section Security . The outstanding Notes and all other Obligations of the Borrower arising under this Agreement and the other Operative Documents shall be secured by all of the Collateral until the outstanding Notes and all such other Obligations are paid in full.

                  1.1 Section Receipt of Payment . The Borrower shall make each payment under any of the outstanding Notes not later than 1:00 P.M. (New York City time) on the day when due in lawful money of the United States of America by wire transfer of immediately available funds for credit to the account or accounts specified by each Lender in Schedule 6.2 hereto, or such other account or accounts in the United States as a Lender may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Lender agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date through which interest thereon has been paid. The Borrower agrees to afford the benefits of this Section 6.2 to any transferee under Section 11.10 hereof of any of the outstanding Notes which shall have made the same agreement in writing as the Lenders have made in this
Section 6.2. All payments made by the Borrower on the outstanding Notes (or any series of outstanding Notes) shall be made ratably in proportion to the respective outstanding principal amounts of such Notes (or such series of Notes) held by each Lender in respect of which such payment is made or applied.

                  1.1 Section Sharing of Payments, etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of Notes in excess of its ratable share of payments based on the outstanding aggregate principal amounts of such Lenders' Notes prior to such payment (after giving effect to any applicable set-offs pursuant to Section 5.5) on account of Notes obtained by all Lenders, such Lender shall forthwith purchase from each other Lender such participations in such Notes as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 6.3 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

                  1.1 Section Accounting . Each Lender may but shall not be required to provide a quarterly accounting of transactions in respect of the Notes owned by it to the Borrower. Each and every such accounting provided shall (absent manifest error) be deemed final, binding and conclusive upon the Borrower in all respects as to all matters reflected therein, unless the Borrower, within 60 days after the date any such accounting is rendered and delivered to the Borrower, shall notify such Lender in writing of any objection which the Borrower may have to any such accounting, describing the basis for such objection with specificity.

                  1.3 Section Access . Each Lender and any of their officers, employees and, if authorized in writing by any Lender, any of their professional consultants and/or agents shall have the right, exercisable as any Lender reasonably determines to be appropriate, during normal business hours (or at such other times as may reasonably be requested by any Lender), at its own expense, to inspect the properties and facilities of the Borrower and each of the Subsidiaries, and to inspect, audit and make copies of or extracts from all of the Borrower's and each of the Subsidiaries' records, files and books of account and to discuss the affairs, finances and accounts of any of such Persons with the principal officers of the Borrower or its independent public accountants (and by this provision the Borrower authorizes such accountants to discuss with any director, officer, employee, agent or professional consultant so designated the affairs, finances and accounts of the Borrower and its Subsidiaries); provided, however, that such requests shall not unduly interrupt the Borrower's ordinary business operations, and that expenses incurred by any Lender in connection with any of the foregoing shall be borne by the Borrower following the occurrence of an Event of Default. No inspection or investigation by or on behalf of any Lender shall have any effect on, and such inspection or investigation shall not be deemed a waiver in whole or in part of, any covenant contained herein or any Event of Default hereunder and no Lender shall be deemed to have any knowledge based solely thereon or on the existence of this provision (it being understood, however, that the foregoing shall not be construed to relieve any Lender of any actual knowledge which it may have, and that neither the foregoing, nor any such actual knowledge, shall be construed to relieve the Borrower or any Subsidiary from any obligation which it may have under this Agreement or any Operative Document to provide notice to the Lenders).

                  1.5 Section Notes Deemed Outstanding . No Notes held by the Borrower or any Subsidiary shall be deemed to be outstanding for any purpose under this Agreement. The Borrower shall not, and shall not permit any Subsidiary to, issue, sell, transfer, pledge, hypothecate, encumber or otherwise dispose of any Notes, except pursuant to the terms of this Agreement.

                    1 ARTICLE REPRESENTATIONS AND WARRANTIES

                  To induce the Lenders to enter into this Agreement, the Borrower represents and warrants to the Lenders as of the date of this Agreement as follows:

                  1.1 Section Existence and Authority . The Borrower is a corporation duly organized and validly existing in good standing under the laws of Delaware and has full power and authority to own its property, carry on its business, and enter into and perform its obligations under the Operative Documents. The Borrower has no Subsidiaries. The Operative Documents to which the Borrower is a party have been duly authorized by all necessary corporate action, executed, and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms and not subject to any defense based upon usury or capacity of the Borrower, but subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and to general principles of equity.

                  1.3 Section Regulation G, etc. The Borrower does not own or has any present intention of acquiring any "margin stock" as defined in Regulation G (12 CFR Part 207) of the Board of Governors of the Federal Reserve System. Neither the Borrower nor any agent acting on its behalf has taken any action which might cause this Agreement or the Notes to violate Regulation G, Regulation J, Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934, as amended, each as now in effect.

                  1.5 Section Status Under Certain Federal Statutes . The Borrower is not (a) an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended, (b) a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, (c) a "public utility" as such term is defined in the Federal Power Act, as amended, (d) a "rail carrier or a person controlled by or affiliated with a rail carrier", within the meaning of Title 49, U.S.C., or (e) a "carrier" to which 49 U.S.C. ss. 11301(b)(1) is applicable.

                  1.7 Section Offering of Securities . Neither the Borrower nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), or to the provisions of any securities or "blue sky" law of any applicable jurisdiction. In connection with the foregoing, each Lender hereby represents and warrants to the Borrower that the Notes to be issued to such Lender pursuant to this Agreement are not being acquired by such Lender with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act (it being understood, however, that the disposition of such Lender's property shall at all times be within such Lender's control).

                  1.9 Section Pro Forma Balance Sheet of the Borrower; No Violations . Attached as Schedule 7.5 hereto is an unaudited pro forma balance sheet of the Borrower which has been presented as if the transactions contemplated by the License Purchase Agreement are consummated as of August 31, 1996 based on the assumptions that (i) various actual and estimated information received from MFD accurately reflects the assets and liabilities to be transferred to the Borrower at the closing under the License Purchase Agreement and (ii) transaction costs payable by the Borrower in connection with such transactions equal $300,000. The Borrower has engaged in no business and has no material liabilities or obligations other than in connection with its organization and the negotiation of this Agreement, the License Purchase Agreement and related agreements. The Borrower has taken no action causing it to be in breach of any agreement to which it is a party or immediately after the Closing will succeed in interest or in violation of any law, in each case other than any such defaults or violations to which the Borrower may have succeeded under the License Purchase Agreement, including without limitation by reason of any required governmental or third party consents or approvals to the transfer of assets or liabilities thereunder not having been obtained.

                         1 ARTICLE AFFIRMATIVE COVENANTS

                  The Borrower covenants and agrees with the Lenders that the Borrower will perform and observe the following affirmative covenants as long as any of the Obligations are outstanding:

1.1 Section Financial Statements . The Borrower will deliver to each Lender:

                  (a) as soon as available and in any event not more than 60 and not less than 30 days prior to the beginning of each calendar year, commencing with calendar year 1997, projected consolidated balance sheet, and statements of income and cash flows of the Borrower and the Subsidiaries for each month in such calendar year, accompanied by a written statement of the assumptions used in connection therewith, all in reasonable detail and in a form reasonably satisfactory to the Majority Lenders;
                  (b) as soon as practicable and in any event not more than 30 days after the end of each month in each calendar year, a consolidated and consolidating balance sheet of the Borrower and the Subsidiaries as at the end of such month and the related consolidated and consolidating statement of income and consolidated statement of cash flows of the Borrower and the Subsidiaries for such month and the period from the beginning of the year through the end of such month setting forth, in each case in comparative form, figures for the corresponding periods in the preceding calendar year and figures for the corresponding periods in the projected consolidated statements of income previously furnished to the Lenders, as described in Section 8.1(a) above or otherwise, all in reasonable detail and in a form reasonably acceptable to the Majority Lenders and certified by the chief financial officer of the Borrower as fairly presenting the consolidated and consolidating financial condition of the Borrower and the Subsidiaries as at the date indicated and the consolidated and consolidating results of their operations and consolidated cash flows for the period indicated, in conformity with GAAP applied on a basis consistent with prior periods (except as disclosed in the certificate of such chief financial officer), subject to changes resulting from year-end adjustments;

                  (d) as soon as practicable and in any event not more than 90 days after the end of each calendar year, a consolidated and consolidating balance sheet of the Borrower and the Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income and cash flows of the Borrower and the Subsidiaries for such year, and setting forth, in each case in comparative form, corresponding figures for the preceding calendar year, all in reasonable detail and reasonably satisfactory in scope to the Majority Lenders and (i) in the case of such consolidated financial statements, accompanied by a report thereon of Deloitte & Touche or other independent public accountants of recognized national standing selected by the Borrower and acceptable to the Majority Lenders, which report shall state that such consolidated financial statements present fairly the financial position of the Borrower and the Subsidiaries as at the dates indicated and the consolidated results of their operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and (ii) in the case of such consolidating financial statements, certified by the chief financial officer of the Borrower as presenting fairly the information contained therein in conformity with GAAP applied on a basis consistent with prior periods (except as otherwise specified in such report);

                  (f) together with each delivery of financial statements of the Borrower and the Subsidiaries pursuant to Sections 8.1(b) and (c) hereof, an officer's certificate stating that the signer has reviewed the terms of this Agreement and the Notes and the other Operative Documents and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and condition of the Borrower and the Subsidiaries during the fiscal period covered by such financial statements and that such review has not disclosed the existence during or at the end of such fiscal period, and that the signer does not have knowledge of the existence as at the date of the officer's certificate, of any condition or event which constitutes, or with the giving of notice or lapse of time or both would constitute, an Event of Default or, if any such event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto;

                  (h) together with each delivery of financial statements of the Borrower and the Subsidiaries pursuant to Section 8.1(c) hereof, a certificate by the Borrower's independent public accountants stating (i) that their audit examination has included a review of the terms of this Agreement and the Notes and the other Operative Documents as they relate to accounting matters and that such review is sufficient to enable them to make the statement referred to in clause (iii) of this Section 8.1(e), (ii) whether, in the course of their audit examination, there has been disclosed the existence during the calendar year covered by such financial statements (and whether they have knowledge of the existence as of the date of such accountants' certificate) of any condition or event which constitutes, or with the giving of notice or lapse of time or both would constitute, an Event of Default and if during their audit examination there has been disclosed (or if they have knowledge of) such a condition or event, specifying the nature and period of existence thereof (it being understood, however, that such accountants shall not be liable to any Person by reason of their failure to obtain knowledge of any such condition or event which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards), and (iii) that based on their annual audit examination nothing came to their attention which causes them to believe that the information contained in the officer's certificate delivered therewith pursuant to Section 8.1(d) hereof is not correct or that the matters set forth in such officer's certificate are not stated in accordance with the terms of this Agreement;

                  (j) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower and the Subsidiaries to its security holders (other than the Borrower in the case of the Subsidiaries), of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of the Subsidiaries with any securities exchange or with the Securities and Exchange Commission or with NASDAQ, and of all press releases and other written statements made available generally by the Borrower or any of the Subsidiaries to the public concerning material developments in the business of the Borrower or any of the Subsidiaries;

                  (l) promptly upon receipt thereof by the Borrower or any Subsidiary, copies of all reports submitted to the Borrower by independent public accountants and consultants in connection with each annual, interim or special audit of the Borrower or any of the Subsidiaries made by such accountants and minutes of the proceedings of the audit committee of the Board of Directors or of such committee of the board of directors of any Subsidiary;

                  (n) promptly upon any officer of the Borrower obtaining knowledge (i) that a condition or event exists that constitutes, or with the giving of notice or lapse of time would constitute, an Event of Default, (ii) that the holder of any Note has given any notice or taken any other action with respect to a claimed Event of Default under this Agreement or any of the other Operative Documents, (iii) of any condition or event which, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Borrower and the Subsidiaries taken as a whole (other than matters of a general economic or political nature which do not affect the Borrower or the Subsidiaries uniquely), (iv) that any Person has given any notice to the Borrower or any Subsidiary or taken any other action with respect to a claimed event of default under any agreement or instrument to which the Borrower or any Borrower is a party, (v) that any Person has given any notice of cancellation to the Borrower or any Subsidiary relating to any contract representing 5% or more of the Borrower's revenues during the most recently completed fiscal year, or (vi) of the institution of any litigation involving either claims against or potential liability of the Borrower or any Subsidiary equal to or greater than $50,000 with respect to any single cause of action or $100,000 in the aggregate, an officer's certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed event or condition that constitutes an Event of Default, and what action the Borrower has taken, is taking or proposes to take with respect thereto;

                  (p) as soon as practicable and in any event within 15 days after any officer of the Borrower obtains knowledge of the occurrence of any of the following events which would result in a material liability to the Borrower:
(i) any event or condition which constitutes a "reportable event", as such term is defined in section 4043 of ERISA, other than any such event for which the PBGC has waived the requirement to notify it within 30 days, (ii) any transaction which constitutes a "prohibited transaction", as such term is defined in section 4975 of the Code and section 406 of ERISA, in connection with any Plan or any trust created thereunder except to the extent that an administrative or statutory exemption is available, (iii) any termination of any Plan, or proceedings to terminate any Plan which are pending or threatened, or
(iv) any liability to or on account of a Plan under section 4062, 4063 or 4064 or ERISA which will or may be incurred by the Borrower, any Subsidiary or any other Affiliate of the Borrower, a written notice specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the PBGC or the Internal Revenue Service with respect thereto;

                  (r) as soon as practicable and in any event not later than fifteen days after the last day of any calendar quarter beginning with December 31, 1996, a certificate of an authorized officer of the Borrower using the form of officer's certificate attached as Exhibit D hereto certifying the amount of Total Cash as of the last day of such quarter, and the amounts of Operating Cash Flow generated and Capital Expenditures made during such quarter; and

                  (t) with reasonable promptness, such other information and data with respect to the Borrower or any of the Subsidiaries as from time to time may be reasonably requested by any Lender.

                  1.3 Section Corporate Existence, etc. Except as otherwise permitted pursuant to Section 9.6 hereof, the Borrower will at all times preserve and keep in full force and effect its corporate existence and all licenses, rights, franchises, permits, qualifications, consents and approvals material to its business, and those of each of the Subsidiaries (provided that the Subsidiaries shall be permitted to merge, consolidate, dissolve and liquidate for so long as their assets are thereupon distributed to or otherwise acquired by the Borrower or another Subsidiary) and will qualify, and cause each of the Subsidiaries to qualify, to do business in any jurisdiction where the failure to do so would, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Borrower and the Subsidiaries taken as a whole. Without limiting the foregoing, the Borrower will comply with its obligations, and enforce the quality control standards under the License Agreement and its other license agreements.

                  1.5 Section  Payment of Taxes and Claims . The Borrower  will, and will cause each of the Subsidiaries to, pay all income taxes before the same shall become delinquent, except where such income taxes are contested in good faith by appropriate proceedings promptly instituted and diligently conducted, if adequate reserves therefor have been established on the books of the Borrower or the Subsidiaries in accordance with GAAP or except where the failure to pay such income taxes involves amounts which, in the aggregate, are not significant and such failure could not, individually or in the aggregate, have a material adverse effect on the Borrower and the Subsidiaries taken as a whole. The Borrower will, and will cause each of the Subsidiaries to, pay all other taxes, assessments and other governmental charges imposed upon such Person or with respect to its employees or any of its respective properties or assets or in respect of any of its respective franchises, business, income or profits before any penalty or interest accrues thereon, including, without limitation, withholding taxes, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may give rise to a Lien upon any of its respective properties or assets; provided, however, that no such tax, assessment, charge or claim need be paid (i) if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such accrual or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor or (ii) if such tax, assessment, claim or charge involves amounts which, in the aggregate, are not significant and could not, individually or in the aggregate, have a material adverse effect on the Borrower and the Subsidiaries taken as a whole.

                  1.7 Section Compliance with Laws, etc. The Borrower will, and will cause each of the Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority or arbitrator, the noncompliance with which, individually or in the aggregate, would or would be reasonably likely to materially adversely affect the business, condition (financial or other), assets, properties or operations of the Borrower and the Subsidiaries taken as a whole.

                  1.9 Section Maintenance of Properties; Insurance . The Borrower will, to the extent reasonably prudent, maintain or cause to be maintained in good repair, working order and condition all properties used or useful in the business of the Borrower or any of the Subsidiaries and from time to time, to the extent reasonably prudent, will make or cause to be made all appropriate repairs, renewals, replacements or disposals thereof. Without limiting the foregoing, the Borrower shall maintain such trademark and trade name registrations which from time to time are material to its business. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurers, insurance with respect to such Person's respective properties and business against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations and, in any event, in compliance with any insurance requirements under any of the Operative Documents and naming the Collateral Agent and the Lenders as an additional insured, which shall provide that any amounts payable under the Borrower's insurance policies shall be paid directly to the Borrower to be used by the Borrower to repair and restore the property which was the subject of the claim; provided that, for so long as an Event of Default has occurred and is continuing any amounts payable under the Borrower's insurance policies shall be paid directly to the Collateral Agent to be used by the Borrower to repair and restore the property which was the subject of the claim. The Borrower will, and will cause the Subsidiaries to, promptly defend any action, claim or demand which may in any manner affect the Borrower's or any of the Subsidiaries' title or interest in and to Collateral having a fair market value in excess of $50,000.

                  1.11 Section Affiliate Transactions, Keeping of Books, Bank Accounts . The Borrower will, and will cause each of the Subsidiaries to, (a) keep separate books of record and account, in which full and correct entries shall be made of all transactions including any transactions between the Borrower and any of the Subsidiaries or other Affiliates of the Borrower, all in accordance with GAAP and (b) maintain bank accounts which are separate and segregated from the bank accounts of any Affiliate of the Borrower.

                  1.13 Section Compliance with Affiliate Transactions . The Borrower will, and will cause each of the Subsidiaries to, strictly enforce the requirements of all provisions of, and diligently enforce, terminate or take other appropriate action in the event of a default under, any contract relating to a transaction with an Affiliate of the Borrower.

                  1.15 Section Security Interest in Newly Acquired Property . If the Borrower or any of its Subsidiaries incorporated within the United States shall at any time acquire any interest in property (personal or real, tangible or intangible) not subject to Liens created under the Security Documents and which does not constitute Collateral, promptly upon such acquisition the Borrower or such Subsidiary shall execute, deliver and record a supplement to the Security Documents, satisfactory in form and substance to the Majority Lenders, subjecting such interests to the Lien created by the Security Documents, and take such other actions as may be reasonably required by the Majority Lenders to ensure that the security interest in such interest will be a valid and effective security interest on terms comparable to the security interest of the Lenders in the Collateral.

                  1.17 Section Environmental Reporting Requirements . The Borrower shall, promptly (and in any event within 30 days) following an officer or director of the Borrower learning of any of the following, advise the Lenders in writing and reasonable detail of:

                  (a) any Remedial Action taken by the Borrower, its Subsidiaries or any other Person in response to any Contaminant on or under any real property owned, operated or leased by the Borrower or its Subsidiaries or Affiliates, the existence of which could result in Environmental Liabilities and Costs to the Borrower and its Subsidiaries in excess of $100,000;

                  (c) a Release or threatened  Release which could reasonably be
expected  to  subject  the  Borrower  and  its   Subsidiaries  to  Environmental
Liabilities and Costs of $100,000 or more;

(e) the receipt by the Borrower of notification that any real or personal property of the Borrower or its Subsidiaries is subject to any Environmental Lien;

                  (g) the receipt by the Borrower of any notice of violation of, or knowledge by the Borrower that there exists a condition which may result in a violation by the Borrower or its Subsidiaries of, any Environmental Law, except for violations or conditions the consequences of which in the aggregate would have no reasonable likelihood of subjecting the Borrower or its Subsidiaries to Environmental Liabilities and Costs of $250,000 or more;

                  (i) any proposed acquisition of stock, assets or real estate, or any proposed leasing of property, or any other action by the Borrower or its Subsidiaries other than those the consequences of which in the aggregate have no reasonable likelihood of subjecting the Borrower or its Subsidiaries to Environmental Liabilities or Costs of $250,000 or more;

                  (k) any proposed Capital Expenditures of the Borrower or its Subsidiaries intended or designed to implement any existing or additional Remedial Action other than those which in the aggregate will not exceed $250,000; and

                  (m) any proposed action to be taken by the Borrower or its Subsidiaries to commence operations that could reasonably be expected to subject the Borrower or its Subsidiaries to additional laws, rules or regulations, including laws, rules and regulations requiring additional or amended Permits, except where compliance with these additional requirements would have no reasonable likelihood of subjecting the Borrower or its Subsidiaries to Environmental Liabilities and Costs in excess of $100,000.

                  (o) Section Environmental Reports, Remedial Action, Indemnity . If Lenders at any time have a reasonable basis to believe that (i) there may be a material violation of any Environmental Law by the Borrower or its Subsidiaries or related to any real property owned, leased or operated by the Borrower or its Subsidiaries or (ii) activities on real property adjacent to such real property will have an adverse effect on real property owned, leased or operated by the Borrower or its Subsidiaries which could subject the Borrower to Environmental Liabilities and Costs in excess of $100,000, then the Borrower agrees, upon request from the Lenders, to provide the Lenders, at the Borrower's expense, with such reports, certificates, engineering studies or other written material or data as the Lenders may reasonably require so as to reasonably satisfy the Lenders that the Borrower and its Subsidiaries are in material compliance with all applicable Environmental Laws.

                  (q) The Borrower and each of its Subsidiaries shall promptly take any and all appropriate Remedial Action in response to the presence, storage, use, disposal, transportation or discharge of any Contaminant on, under or about any real property owned by the Borrower or any of its Subsidiaries and, with respect to leased property or property operated but not owned, to the extent failure to take Remedial Action could reasonably be expected to result in Environmental Liabilities and Costs to the Borrower or its Subsidiaries of $100,000 or more. In the event the Borrower or any of its Subsidiaries undertakes any Remedial Action with respect to any Contaminant on, under or about any real property owned, leased or operated by the Borrower or any of its Subsidiaries, the Borrower or such Subsidiary shall conduct and complete such Remedial Action in compliance with all applicable Environmental Laws, and in accordance with the applicable and binding policies, orders and directives of all federal, state and local Governmental Authorities except where the Borrower's or such Subsidiary's liability for such presence, storage, use, disposal, transportation or discharge of any Contaminant is being contested in good faith by the Borrower or such Subsidiary and appropriate reserves therefor have been established in accordance with GAAP.

                  (s) The Borrower shall indemnify, pay and hold each of the Lenders harmless from and against any and all losses, costs (including attorneys' fees), claims, liabilities, injuries, expenses and damages whatsoever incurred by such Lender by reason of any violation of any applicable Environmental Law for which the Borrower or any of its Subsidiaries is liable or as a result of any real property being owned, leased or operated by the Borrower or any of its Subsidiaries, or by reason of the imposition of any governmental lien for the recovery of environmental cleanup or response costs expended by reason of any such violation, or by reason of any breach of any representation, warranty or affirmative or negative covenant in Sections 8.10, 8.11 or 9.15 of this Agreement; provided, however, that the Borrower shall have no liability to any of the Lenders for losses, costs (including attorneys' fees), claims, liabilities, injuries, expenses and damages incurred by reason of any violation by the party to be indemnified of any applicable Environmental Law as determined by a court of competent jurisdiction.

                  1.19 Section Preparation of Financial Statements . The Borrower will prepare the financial statements required to be delivered to the Lenders pursuant to Section 8.1 hereof in a manner reasonably consistent with past accounting practices as described in reasonable detail on Schedule 8.11 hereto, except as required by GAAP.

                  1.21 Section Intellectual Property . The Borrower shall, and shall cause each of the Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect, its intellectual property, except where the failure to so preserve any such intellectual property (other than the Mrs. Fields trademark or trade name) would not and would not be reasonably likely to materially adversely affect the business, condition (financial or other), assets, properties or operations of the Borrower and the Subsidiaries taken as a whole.

                  1.23 Section Collection Accounts. The Borrower shall deposit and shall cause each of the Subsidiaries to deposit on the date of receipt thereof or cause to be deposited directly all cash, checks, notes, drafts or other similar items of payment, including, without limitation, those relating to or constituting (w) net proceeds derived from the sale of any Collateral, (x) payments made by the Borrower's account debtors in respect of accounts, (y) payments received by the Borrower or any of the Subsidiaries from any licensees, sublicensees or franchisees and (z) any other similar payments in one of the Collection Accounts, in each case subject to the Blocked Account Letter Agreements with the banks in which the Collection Accounts are maintained. Upon the occurrence and during the continuation of an Event of Default, all amounts deposited in the Collection Accounts may immediately be transferred to the Collateral Agent's Account and may be applied by the Collateral Agent to the outstanding balance of the Obligations in accordance with the Collateral Agency Agreement.


                          1 ARTICLE NEGATIVE COVENANTS

                  The Borrower covenants and agrees with the Lenders that the Borrower will perform and observe the following negative covenants as long as any of the Obligations are outstanding:

                  1.1 Section Restricted Payments and Restrictions on Investments . The Borrower will not, directly or indirectly, declare, order, pay, make or set apart any sum or property for any Restricted Payment, or make or become obligated to make any investment in any Person, through the direct or indirect holding of securities or otherwise, except if no default or Event of Default has occurred and is continuing for amounts paid by the Borrower in respect of Common Stock, or options to acquire Common Stock, held by management employees of the Borrower in an aggregate amount not in excess of $25,000 per year and except as permitted pursuant to Section 9.4 hereof.

                  1.1 Section Liens . The Borrower will not, and will not permit any Subsidiary to, create, assume or suffer to exist any Lien upon any of such Person's respective property or assets having an aggregate fair market value in excess of $25,000, whether now owned or hereafter acquired, except:

                  (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

                  (c) other Liens incidental to the conduct of the Borrower's or any Subsidiary's business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not secure any appeal bond or judgment, and which do not in the aggregate materially detract from the value of the Borrower's or any Subsidiary's property or assets taken as a whole or materially impair the use of such property or assets in the operation of the Borrower's or any Subsidiary's business taken as a whole;

                  (e) Liens existing on the property or assets of the Borrower or any Subsidiary on the date of this Agreement and Liens in favor of the Lenders pursuant to the Operative Documents;

                  (g) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law and created or otherwise occurring in the ordinary course of the Borrower's business, but only to the extent that the amounts secured by such Liens either (i) are not yet past due, (ii) do not exceed an aggregate amount equal to $25,000, or (iii) are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

                  (i) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of the Borrower's business (including, without limitation, surety bonds) in connection with workers compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of borrowed money or other Indebtedness), statutory obligations and other similar obligations; and

                  (k) Liens created pursuant to the filing of any financing statement under the Uniform Commercial Code as in effect in any jurisdiction with respect to a lease which is permitted under the terms of this Agreement;

(m) provided, however, that the Borrower will not, and will not permit any Subsidiary to, create, assume or suffer to exist any Lien upon any of such Person's intellectual property, except pursuant the License Agreement and except that the Borrower or any of the Subsidiaries may license or franchise any of such intellectual property.

                  1.3 Section Indebtedness . The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness of the Borrower or any Subsidiary, except:

(a)  Indebtedness of the Borrower represented by the Notes;

               (c) Indebtedness of the Borrower or any Subsidiary in respect of appeal bonds, but not to exceed $50,000 in the aggregate;

                  (e) Indebtedness incurred in the ordinary course of the Borrower's or any Subsidiary's business in connection with insurance, workers' compensation and other types of social security benefits, or to guarantee performance of tenders, bids, contracts (other than for the repayment of borrowed money or other Indebtedness), statutory obligations or other similar obligations;

                  (g)       Subordinated Indebtedness; and

                  (i) Indebtedness of the Borrower to the Store Company as contemplated by the License Agreement and Indebtedness of the Borrower to the Store Company in respect of transaction costs relating to the transactions contemplated by the License Purchase Agreement which are paid by the Store Company on behalf of the Borrower and subject to reimbursement by the Borrower.

                  1.5 Section Loans, Advances, Investments and Contingent Liabilities . Except as permitted pursuant to Sections 8.2 and 9.6 hereof, the Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any loan or advance to, or extend credit to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or otherwise acquire any assets, stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or become a general or limited partner in any partnership, or a participant in any joint venture, except that the Borrower or any Subsidiary may:

                           (i) purchase or otherwise acquire and own personal property or lease real or personal property to be used in the ordinary course of its business;

                           (i) purchase or otherwise  acquire and own marketable
                  direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof and maturing within one year from the date of acquisition thereof;

                           (i) purchase or otherwise  acquire and own marketable
                  direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc. and not listed (except with positive implications) in Credit Watch or any successor publication published by Standard & Poor's Corporation;

                           (i) make  demand  deposits  in banks in the  ordinary
                  course of business (not for investment purposes), and make deposits or own certificates of deposit maturing within one year from the date of acquisition thereof issued by commercial banks having as at any date of determination combined capital and surplus of not less than $100,000,000 (determined in accordance with GAAP) and a long-term bank deposit rating of P-1 or better by Moody's Investors Service, Inc. (or a comparable rating if the rating system is changed);

                           (i) purchase or otherwise  acquire and own commercial
                  paper maturing no more than 270 days from the date of acquisition thereof and having as at any date of determination one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.;

                           (i) enter into written investment or repurchase agreements having a term of one month or less and an aggregate principal value not greater than $500,000 with any financial institution owned by a holding company whose senior debt obligations have a rating of at least "AA" by Standard & Poor's Corporation or "Aa2" by Moody's Investors Service, Inc., which investment agreements or repurchase agreements require the Borrower or a Subsidiary (as the case may be) to deliver, against the transfer of funds, securities that are direct obligations of, or that are fully guaranteed as to principal and interest by, the United States or any agency thereof; provided that (A) in the case of certificated securities, the Borrower or such Subsidiary (as the case may
                  be) or a third party acting as collateral agent therefor, has possession of such securities, issued or registered in the name of the Borrower or such Subsidiary, (B) in the case of uncertificated securities, (x) such securities are pledged by such bank to a member bank ("Member Bank") of the Federal Reserve System, as agent for or trustee on behalf of the Borrower or such Subsidiary (as the case may be), which Member Bank has been duly authorized by the Borrower or such Subsidiary (as the case may be) to act in such capacity and
                  (y) both such Member Bank and the appropriate Federal Reserve Bank make an entry in their respective records that such securities are so pledged, (C) the Borrower or such Subsidiary (as the case may be) has a perfected first priority security interest in such securities (whether in certificated or uncertificated form) free and clear of liens and claims of third parties and (D) such written investment agreements or repurchase agreements provide the contractual right to liquidate, without notice, the underlying securities upon the commencement of voluntary or involuntary insolvency, reorganization or receivership proceedings concerning, or a moratorium affecting the obligations of, such bank;

                           (i) purchase or otherwise acquire ownership interests
                  in a fund  sponsored  by a  financial  institution  listed  on
                  Schedule 9.4(vii) hereto or approved in writing by the Majority Lenders, provided that all or substantially all of the assets of such fund are invested in Liquid Investments;

                    (i) endorse negotiable instruments for collection in the ordinary course of business;

                           (i) make intercompany  operating loans,  advances and
                  guaranties among the Borrower and its Subsidiaries; provided, that the aggregate outstanding amount of all such loans to Subsidiaries as to which the Borrower and/or another Subsidiary do not own 100% of the outstanding capital stock may not at any time exceed $100,000; and

                           (i) acquire capital stock of a new Subsidiary in connection with the formation thereof, provided that such stock is pledged to the Lenders pursuant to the Stock Pledge Agreement.

                  1.1 Section Issuance of Capital Stock . The Borrower will not permit any Subsidiary to, without the consent of the Majority Lenders (such consent not to be unreasonably withheld), issue any shares of capital stock except for capital stock issued to the Borrower or other Subsidiaries, in each case for so long as each of the following conditions are satisfied: (x) the issued stock is subject to the Lien of, and matters related to such stock are in compliance with the provisions of, the Stock Pledge Agreement, with the priority of Lien specified therein and (y) such capital stock shall be fully paid and non-assessable.

                  1.3 Section Merger and Sale of Assets . The Borrower will not merge or consolidate with any other Person (except a wholly-owned Subsidiary of the Borrower may merge into the Borrower) and will not permit any Subsidiary to merge or consolidate with any other Person (other than the Borrower or another Subsidiary). The Borrower will not, and will not permit any Subsidiary to, sell, lease or transfer or otherwise dispose of, or part with control of, any assets, including, without limitation, any shares of stock of any Subsidiary or Indebtedness owed by any Subsidiary, to any Person or Persons, other than (i) any franchising and/or licensing arrangement with respect to any such assets,
(ii) dispositions of worn-out and obsolete equipment in the ordinary course of business, and (iii) any dissolution or liquidation of a Subsidiary in compliance with Section 8.2 hereof.

                  1.5 Section Sale and Leaseback Transactions . The Borrower will not, and will not permit any Subsidiary to, enter into or become or be liable as lessee or as guarantor with respect to any lease of any property, real or personal, whether now owned or hereafter acquired by the Borrower or any Subsidiary, which has been or is to be sold or transferred by the Borrower or any Subsidiary to any Person other than the Borrower or any Subsidiary and having a term (including all renewal terms, whether or not exercised) of more than 36 months from the date of inception of such lease.

                  1.7 Section Certain Contracts . The Borrower will not, and will not permit any Subsidiary to, enter into or be a party to:

                  (a) any contract for the purchase of materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered, other than contracts which in the aggregate would not obligate the Borrower and the Subsidiaries to make payments in excess of $100,000 in any calendar year;

                  (c) any contract to rent or lease (as lessee) any real or personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor; or

                  (e) any contract for the sale or use of materials, supplies or other property, or the rendering of services, if such contract (or any related document) requires that payment to the Borrower or any Subsidiary for such materials, supplies or other property, or the use thereof, or payment for such services, shall be subordinated to any Indebtedness (of the purchaser or user of such materials, supplies or other property or the Person entitled to the benefit of such services) owed or to be owed to any Person.

                  1.9 Section Agreements by Subsidiaries . The Borrower shall not permit any of the Subsidiaries to enter into any agreement which restricts the ability of any of the Subsidiaries to pay or declare any dividend distribution or other distribution on account of or with respect to any shares of capital stock or other equity interests in any of the Subsidiaries.

                  1.11 Section Compliance with ERISA . The Borrower will not, and will not permit any Subsidiary or ERISA Affiliate of the Borrower to:

                  (a) engage in any transaction in connection with which the Borrower, any Subsidiary or any other ERISA Affiliate of the Borrower could be subject to either a civil penalty assessed pursuant to section 502(i) of ERISA or a tax imposed by section 4975 of the Code, terminate or withdraw from any Plan (other than a Multiemployer Plan) in a manner, or take any other action with respect to any such Plan (including, without limitation, a substantial cessation of operations within the meaning of section 4062(e) of ERISA or an amendment of a Plan within the meaning of section 4041(e) of ERISA), which could result in any liability of the Borrower, any Subsidiary or any such ERISA Affiliate to the PBGC, to a Plan or to a trustee appointed under section 4042(b) or (c) of ERISA, incur any liability to the PBGC or a Plan on account of a withdrawal from or a termination of a Plan under section 4063 or 4064 of ERISA, incur any liability in respect of employees or former employees of the Borrower, any Subsidiary or any such ERISA Affiliate for post-employment welfare benefits (other than as required by law), fail to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, the Borrower, any Subsidiary or any such ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency, whether or not waived, with respect to any Plan (other than a Multiemployer Plan), if, in any such case, such penalty or tax or such liability, or the failure to make such payment, or the existence of such deficiency, as the case may be, could reasonably be expected to result in a liability of the Borrower, any Subsidiary or any such ERISA Affiliate in excess of $500,000 in the aggregate;

                  (c) at any time permit the present value of all benefit liabilities under all Plans subject to Title IV of ERISA maintained at such time by the Borrower or any of the Subsidiaries or any such ERISA Affiliate (other than Multiemployer Plans) to exceed the current value of the assets of all such Plans allocable to such benefit liabilities by more than $500,000;

                  (e) permit the aggregate complete or partial withdrawal liability under Title IV of ERISA with respect to Multiemployer Plans incurred by the Borrower or the Subsidiaries or any such ERISA Affiliate to exceed $500,000; or

                  (g) permit the sum of (i) the amount by which the present value of all benefit liabilities referred to in Section 9.10(b) hereof exceeds the current value of the assets referred to in such Section 9.10(b) and (ii) the amount of the aggregate incurred withdrawal liability referred to in Section 9.10(c) hereof to exceed $500,000.

                  (i) For the purposes of Sections 9.10(c) and 9.10(d) hereof, the amount of the withdrawal liability of the Borrower and the Subsidiaries and such ERISA Affiliates at any date shall be the aggregate present value of the amount claimed to have been incurred less any portion thereof as to which the Borrower reasonably believes, after appropriate consideration of possible adjustments arising under sections 4219 and 4221 of ERISA, it and the Subsidiaries and such ERISA Affiliates will have no liability, provided that the Borrower shall obtain prompt written advice from independent actuarial consultants supporting such determination. The Borrower agrees that at the request of any Lender it will (i) once in each calendar year request and obtain a current statement of withdrawal liability from each Multiemployer Plan and
(ii) transmit a copy of such statement to each Lender, within 21 days after the Borrower receives the same. As used in this Section 9.10, the term "accumulated funding deficiency" has the meaning specified in section 302 of ERISA and section 412 of the Code, the terms "present value" and "current value" have the meanings specified in section 3 of ERISA and the term "benefit liabilities" has the meaning specified in section 4001(a)(16) of ERISA.

                  1.13 Section Transactions with Affiliates . The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, engage in any transaction (including, without limitation, the purchase, sale, or exchange of assets or the rendering of any service) with any (x) Affiliate of the Borrower or (y) holder of the Notes or any Affiliate of any such holder (other than a wholly-owned Subsidiary of the Borrower), except for transactions in the ordinary course of business of the Borrower or any of the Subsidiaries, as the case may be, and at arms' length and for fair value, and except for transactions under the License Agreement and transaction costs relating to the transactions contemplated by the License Purchase Agreement which are paid by the Store Company on behalf of the Borrower and subject to reimbursement by the Borrower. The Borrower agrees to provide each holder of the Notes with reasonably detailed notice of each such Affiliate transaction involving consideration in excess of $25,000 between the Borrower or any of its Subsidiaries, on the one hand, and
(x) any Affiliate of the Borrower (other than any wholly-owned Subsidiary of the Borrower) or (y) any holder of the Notes, or any Affiliate of such holder, on the other hand.

                  1.15 Section Vendor Payments . The Borrower will not, and will not permit the Subsidiaries to, make payments to its or their vendors, as the case may be, other than in accordance with the normal and customary payment terms for such vendors.

                  1.17 Section Operating Cash Flow . The Borrower will not permit Operating Cash Flow (a) for the fiscal quarter ending on the first date set forth below, for the two consecutive fiscal quarters ending on the second date set forth below, for the three consecutive fiscal quarters ending on the third date set forth below, or for the four consecutive fiscal quarters ending on the fourth, fifth, sixth, seventh or eighth dates set forth below, to be less than the respective amounts set forth opposite such dates below or (b) for the four consecutive fiscal quarters ending on March 31, 1999 or on any June 30, September 30, December 31 or March 31 thereafter to be less than 102% of the amount of Operating Cash Flow required pursuant to this Section 9.13 with respect to the period ending on the last day of the immediately preceding fiscal quarter:

         Periods Ending on          Amount of
         the Following Dates:       Operating Cash Flow

         March 31, 1997              $   206,000

         June 30, 1997               $   975,000

         September 30, 1997          $ 1,181,000

         December 31, 1997           $ 1,950,000

         March 31, 1998              $ 2,100,000

         June 30, 1998               $ 2,320,000

         September 30, 1998          $ 2,340,000

         December 31, 1998           $ 2,560,000

 . The Borrower will not, and will not permit the Subsidiaries to, make Capital Expenditures that, in the aggregate, exceed $15,000 for the period from the date of this Agreement through December 31, 1996 and $50,000 for each fiscal year ending December 31 thereafter, in each case increased by an amount not to exceed $200,000 equal to 50% of the amount if any by which Operating Cash Flow for the most recently ended period specified in Section 9.13 hereof exceeded an amount equal to the minimum Operating Cash Flow indicated for such period times 125%; provided, however, that (i) in the event that the Borrower and the Subsidiaries expend less in connection with Capital Expenditures than the amount set forth above with respect to any calendar year, the amount of Capital Expenditures permitted to be made during the next succeeding calendar year shall be increased by such unexpended amount and (ii) upon the occurrence and during the continuation of an Event of Default, no Capital Expenditures shall be permitted except such Capital Expenditures which the Borrower is contractually committed to make at the time of the occurrence of such Event of Default.

                  1.1 Section Transfer of Intellectual Property . The Borrower will not, and will not permit any Subsidiary to, sell, transfer, pledge, hypothecate, grant a security interest, right, license or franchise in, grant a Lien over, grant an option in respect of, or exchange, intellectual property or any portion thereof, except pursuant to the Security Agreement and franchising or licensing arrangements.

                  1.3 Section Compliance with Environmental Laws . The Borrower will not, and will not permit any of its Subsidiaries or tenants to: (i) violate any applicable Environmental Law other than those Environmental Laws the noncompliance with which could not, individually or in the aggregate, have a reasonable likelihood of subjecting the Borrower to Environmental Liabilities and Costs of $250,000 or more; (ii) dispose of any Contaminant into, onto or from (except in accordance with applicable laws) any real property owned, leased or operated by the Borrower or any of its Subsidiaries; or (iii) except to the extent being actively opposed in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, permit any Environmental Lien to be imposed or to remain on any real property owned by the Borrower or any of its Subsidiaries.

                  1.5 Section Amendments and Modifications to Operative Documents . The Borrower shall not enter into any amendment, modification or supplement of, or any waiver or consent under, any Operative Document (other than this Agreement and the Notes).

                  1.1 Section Changes in Business . The Borrower shall not, and shall not permit the Subsidiaries to, (i) enter into any business which is substantially different from that conducted by the Borrower and the Subsidiaries or (ii) cease to conduct the business carried on by the Borrower and the Subsidiaries, in each case as of the date of this Agreement and after giving effect to the Transactions; provided that this Section shall not prohibit any transaction otherwise permitted under Section 8.2 or 9.6 hereof.

                  1.3 Section Amendment of Certificate of Incorporation . The Borrower will not amend or modify its certificate of incorporation or by-laws other than to authorize the issuance of any additional classes or shares of capital stock.

                  1.5 Section Amendment of License Agreement . The Borrower will not enter into any amendment, modification or supplement of or to, or any waiver or consent under, the License Agreement, and will at all times maintain the License Agreement in full force and effect in accordance with its terms.

                    1.7 Section Change in Fiscal Year . The Borrower will not change its fiscal year.

                  1.9 Section General and Administrative Expenses; Annual Budget . The Borrower will not spend and will prevent the Subsidiaries from spending in any calendar year an aggregate amount in excess of 30% of the revenues earned by the Borrower and the Subsidiaries for such calendar year for all expenses (including any and all amounts paid under the management services agreements under the License Agreement), other than taxes, interest expense, depreciation and amortization of good will, and $300,000 in expenses incurred by the Borrower in connection with the transactions contemplated by the License Purchase Agreement. The Borrower will not make and will prevent any Subsidiary from making any expenditures in excess of the amounts provided for in the annual budget contemplated by the License Agreement or as set forth in any successor management services agreement.

                  1.11 Section Management Services . In the event that notice shall be given by either party thereto to terminate the management services agreements under the License Agreement, the Borrower shall, not later than 45 days prior to the effective date of such termination, enter into a new management services agreement in form and substance reasonably satisfactory to the Majority Lenders.

                           1 ARTICLE EVENTS OF DEFAULT

                  1.1 Section Events of Default . Following the occurrence and during the continuance thereof, each of the following shall be deemed an "Event of Default":

                  (a) the Borrower shall fail to make any payment of principal of, or interest on or any other amount owing in respect of the Notes or any of the other Obligations when due and payable or declared due and payable and, in the case of such interest or other amounts only, such failure to pay continues for a period of five days;

                  (a) the Borrower shall fail or neglect to perform, observe or comply with any of the provisions of Sections 8.5 (to the extent relating to insurance), 8.6(b) or 8.7, or Article 9 of this Agreement, Sections 5(g), 5(j) or 5(n) of the Security Agreement, or Section 7(a) of the Stock Pledge Agreement;

                  (a) the Borrower shall fail or neglect to perform, observe, or comply with any of the provisions of this Agreement or of any of the other Operative Documents (other than those referred to in Sections 10.1(a) and 10.1(b) hereof, and the same shall remain unremedied for a period ending on the first to occur of thirty days after (x) the Collateral Agent or any Lender gives written notice to the Borrower of such failure or (y) any executive officer of the Borrower or any Subsidiary shall actually become aware thereof;

                  (a) a default shall occur under any other agreement, document or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower, any such Subsidiary or the Borrower's or any such Subsidiary's property is bound, and such default (i) involves the failure to make any payment (whether of principal, interest or otherwise) due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise and after giving effect to any applicable grace or cure period) in respect of any Indebtedness for borrowed money or Guaranteed Indebtedness with respect to borrowed money of the Borrower or any such Subsidiary greater than $25,000, or
         (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness (other than Indebtedness under real property leases) or a portion thereof in an aggregate amount exceeding $25,000, or Indebtedness under real property leases or a portion thereof in an aggregate amount exceeding $50,000 to become due prior to its stated maturity or prior to its regularly scheduled dates of payment;

                  (a) any representation or warranty in this Agreement or in any other Operative Document or any statement made pursuant thereto or this Agreement or delivered to any Lender by the Borrower or any Subsidiary pursuant thereto or hereto shall be untrue or incorrect in any material respect, as of the date when made or deemed made;

                  (a) any of the assets of the Borrower or any Subsidiary, other than assets which are not material to the business, operations, assets, financial or other condition of the Borrower and the Subsidiaries taken as a whole, shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any such Person and shall remain unstayed or undismissed for sixty consecutive days; or the Borrower or any Subsidiary shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law;

                  (a) a case or proceeding shall have been commenced against the Borrower or any Subsidiary in a court having competent jurisdiction seeking a decree or order in respect of such Person (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Person or of any substantial part of its or their properties, or
         (iii) ordering the winding-up or liquidation or dissolution of the affairs of such Person and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding;

                  (a) the Borrower or any Subsidiary shall (i) file a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Person or of any substantial part of its properties, (iii) fail generally to pay its debts as such debts become due or admit in writing its inability to pay such debts generally as they become due, (iv) have made an assignment for the benefit of creditors or (v) take any corporate or other similar action to authorize or approve any of the foregoing;

                  (a) any provision of any Operative Document, shall for any reason cease to be valid or enforceable in accordance with its terms, or any security interest created under any Operative Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise stated therein) in any of the Collateral purported to be covered thereby and such cessation shall not be remedied within thirty days after the occurrence thereof, except for such cessation which would not materially and adversely affect the Lenders' rights and remedies under the Operative Documents or the Lenders' security interest or Lien in the Collateral taken as a whole; or

                  (a) a judgment in an amount in excess of $50,000 is rendered against the Borrower or any Subsidiary and, within sixty days after the entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within sixty days after the expiration of any such stay, such judgment is not discharged.

                  1.1 Section  Remedies . If any Event of Default  specified  in
Section 10.1 hereof shall have occurred and be continuing, the Majority Lenders may declare all Notes to be forthwith due and payable, whereupon all such Notes shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower; provided, however, that, upon the occurrence of an Event of Default specified in
Section 10.1(f), (g) or (h) hereof, such Notes shall automatically become due and payable, without declaration, notice or demand by any Lender.

                  1.3 Section Other Remedies . If any Event of Default shall occur and be continuing, any Lender may proceed to protect and enforce its rights under this Agreement and any Note by exercising such remedies as are available to such Lender in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon any Lender is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.


                             1 ARTICLE MISCELLANEOUS

                  1.1 Section Performance Due Other Than on a Business Day . If any performance (including, without limitation, any payment) shall be due hereunder on a day that is not a Business Day, then such shall, for all purposes hereunder, be deemed due on the Business Day next following the day otherwise due.

                  1.1 Section Successors and Assigns . This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors, and assigns, including, without limitation, any transferee of any of the Notes under Section 11.10 hereof, provided that the Borrower may not assign any rights or obligations under this Agreement without the prior written consent of all of the Lenders. This Agreement shall also inure to the benefit of the Collateral Agent and its successors in such capacity.

                  1.3 Section Governing Law . THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. COURTS WITHIN THE STATE OF NEW YORK SHALL, TO THE EXTENT PERMITTED BY APPLICABLE LAW, HAVE NON-EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES ARISING UNDER OR PERTAINING TO THIS AGREEMENT AND THE NOTES; IN ANY AND ALL SUCH DISPUTES, THE BORROWER, FOR ITSELF AND ON BEHALF OF EACH SUBSIDIARY, HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ALL UNITED STATES FEDERAL AND NEW YORK STATE COURTS WITHIN THE STATE OF NEW YORK AND TO THE SERVICE OF PROCESS OF ANY OF THE AFORESAID COURTS BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS PROVIDED HEREIN; AND VENUE IN ANY SUCH DISPUTE SHALL, TO THE EXTENT PERMITTED BY APPLICABLE LAW, BE PROPER IN NEW YORK COUNTY OR THE SOUTHERN DISTRICT OF NEW YORK.

                  1.5 Section Notices . All notices and other communications provided for in this Agreement shall be given or made by telecopy, first class mail, overnight delivery, or personal delivery to the intended recipient at the address specified herein or, as to any party, at such other address as shall be designated by such party in a notice to each other party given in accordance with this Section 11.4. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy, subject to telephone confirmation of receipt and the provision immediately thereafter of a copy by first class mail, overnight delivery, or personal delivery or, in the case of a mailed notice, when duly deposited in the U.S. mails, first class postage prepaid, in each case given or addressed as follows:

         If to the Borrower,

                  The Mrs. Fields' Brand, Inc.
                  c/o Capricorn Investors II, L.P.
                  30 East Elm Street
                  Greenwich, Connecticut  06830
                  Attn:  Herbert S. Winokur, Jr.
                  Telephone:  (203) 861-6600
                  Fax:  (203) 861-6671,

         With a copy to

                  Skadden, Arps, Slate, Meagher & Flom
                  919 Third Avenue
                  New York, New York 10022
                  Attn:  Randall Doud
                  Telephone:  (212) 735-2524
                  Fax:  (212) 735-2000

         If to Prudential,

                  The Prudential Insurance Company of America
                  c/o Prudential Financial Restructuring Group
                  Four Gateway Center
                  100 Mulberry Street
                  Newark, New Jersey  07102-4069
                  Attn:  Managing Director
                  Telephone:  (201) 802-7500
                  Fax:  (201) 802-7045

         If to Principal,

                  Investment Securities Department
                  The Principal Financial Group
                  711 High Street
                  Des Moines, Iowa  50392-0800
                  Attn:  Mark P. Denkinger
                  Telephone:  (515) 248-8016
                  Fax:  (515) 248-2490

         If to Pruco,

                  Pruco Life Insurance Company
                  c/o Prudential Financial Restructuring  Group
                  Four Gateway Center
                  100 Mulberry Street
                  Newark, New Jersey  07102-4069
                  Attn:  Managing Director
                  Telephone:  (201) 802-7500
                  Fax:  (201) 802-7045

         If to Contrarian,

                  Contrarian Capital Advisors, L.L.C. (as agent)
                  411 West Putnam Avenue
                  Suite 225
                  Greenwich, Connecticut  06830
                  Attn:  Ms. Janice Stanton
                  Telephone:  (203) 862-8204
                  Fax:  (203) 629-1977

                  1.1 Section Severability . In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

                  1.1 Section Counterparts . This Agreement may be executed and delivered in any number of counterparts, and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same original instrument.

                  1.3 Section Further Assurances . Each party to this Agreement agrees to execute, acknowledge, deliver, file, and record such further certificates, instruments and documents, and to do all other acts and things as may reasonably be necessary or advisable to carry out the intents and purposes of this Agreement.

                  1.5 Section Entire Agreement . THIS AGREEMENT, THE OTHER OPERATIVE DOCUMENTS, THE LICENSE PURCHASE AGREEMENT AND RELATED AGREEMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL OTHER PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

                  1.7 Section Consent to Amendments . This Agreement or any of the Notes may be amended or modified, and waivers or consents with respect to any action prohibited herein or in any Note, or omissions to perform any act required herein or in any Note may be granted only pursuant to a written agreement or instrument among the Borrower and the Majority Lenders, except that no amendment to, modification of or waiver with respect to this Agreement or any of the Notes shall change the maturity of any Note of a particular class or series, or change the principal of, or the rate or time of payment of interest payable with respect to any Note of a particular class or series, or affect the time, amount or allocation of any required prepayments of the Notes of a particular class or series, or reduce the proportion of the principal amount of the Notes of a particular class or series required with respect to any consent, without the written consent of the holder or holders of all Notes of such class or series at the time outstanding and the written consent of the Lenders holding a majority in outstanding principal amount of all other classes or series of Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any amendment, modification, waiver or consent authorized by this
Section 11.9, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent, but any Notes issued thereafter may bear a notation referring to any such amendment, modification, waiver or consent. No course of dealing between the Borrower and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, in the Notes and in the other Operative Documents, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended, restated, supplemented or otherwise modified.

                  1.9 Section Form, Registration, Transfer and Exchange of Notes; Lost Notes . The Notes are issuable and transferable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to reflect any principal amount not evenly divisible by $100,000, and may be transferred only to accredited investors (within the meaning of Regulation D under the Securities Act) or pursuant to any other exemption from the registration requirements of the Securities Act on such terms and conditions as may be determined by any holder in its sole and absolute discretion; provided that such transfer shall not be effective unless and until the transferee has entered into and delivered to the Borrower a confidentiality agreement substantially in the form of Exhibit E hereto whereby the transferee agrees to be bound as a Lender under this Section 11.10 and Section 11.12 hereof. The Borrower shall keep at its principal office a register in which the Borrower shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Borrower in accordance with the provisions hereof, the Borrower shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Borrower. Whenever any Notes are so surrendered for exchange, the Borrower shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Borrower will make and deliver a new Note, or like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

                  1.11 Section Persons Deemed Owners; Participation . Prior to due presentment for registration of transfer, the Borrower may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Borrower shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant a participation in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

                  1.13 Section Confidentiality . Each Lender agrees to use its best efforts to hold in confidence and not disclose any information (other than information (i) which was publicly known or otherwise known to such Lender at the time of disclosure (except pursuant to disclosure in connection with this Agreement or the Operative Documents), (ii) which subsequently becomes publicly known through no act or omission by such Lender or (iii) which otherwise becomes known to such Lender, other than through disclosure by the Borrower or any Subsidiary) delivered or made available by or on behalf of the Borrower or any Subsidiary to such Lender in connection with or pursuant to this Agreement which is proprietary in nature and clearly marked, labeled or otherwise designated as being confidential information; provided, that nothing herein shall prevent the holder of any Note from delivering copies of any financial statements and other documents delivered to such holder, and disclosing any other information disclosed to such holder, by or on behalf of the Borrower or any Subsidiary in connection with or pursuant to this Agreement to (i) such holder's directors, officers, employees, agents and professional consultants, (ii) any other holder of any Note, (iii) any Person to which such holder offers to sell such Note or any part thereof, (iv) any Person to which such holder sells or offers to sell a participation in all or any part of such Note, (v) any federal or state regulatory authority having jurisdiction over such holder, (vi) the National Association of Insurance Commissioners or any similar organization or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (A) in compliance with any law, rule, regulation or order applicable to such holder, (B) in response to any subpoena or other legal process, (C) in connection with any litigation to which such holder is a party, provided that such Lender uses its best efforts to notify the Borrower that such information has been requested from it, or (D) in order to implement or facilitate the exercise of remedies by such holder in its capacity as such or to protect such holder's rights or interests as a holder of such Note; provided, however, in the case of clauses (iii) and (iv) above, that such Person shall have executed and delivered to the Borrower a confidentiality agreement containing terms substantially similar to those set forth in this Section 11.12.

                  1.15 Section Satisfaction Requirement . If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory or acceptable to any Lender or the Majority Lenders, the determination of such satisfaction or acceptability shall be made in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

                  1.17 Section Solicitation of Noteholders . The Borrower will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Borrower and shall be afforded the opportunity of considering the same and shall be supplied by the Borrower with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver sent or effected pursuant to the provisions of this Section 11.14 shall be delivered by the Borrower to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes. The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Notes for any consent by such holder in its capacity as a holder of Notes to any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is currently paid, on the same terms, ratably to the holders of all of the Notes of such class then outstanding.

                  1.19 Section Indemnification . The Borrower shall indemnify and hold harmless each Lender from and against any and all suits, actions, proceedings, claims, (including, without limitation, reasonable attorneys' fees and disbursements, including those incurred upon any appeal) (collectively, "Claims") which may be instituted or asserted against any Lender in its capacity as Lender by, or incurred by any Lender in its capacity as Lender as a result of any Claim by, any third party that is not a Lender or a party to any of the Operative Documents (other than the Borrower in connection with this Agreement or any Operative Document; provided, however, that the Borrower shall not be liable to indemnify any Lender in respect of any Claim arising out of or in connection with the issuance of the Notes hereunder or in connection with the transactions contemplated by the License Purchase Agreement, including without limitation any indemnification and setoff claims and related disputes which may arise thereunder; provided further, however, that the Borrower shall not be liable for such indemnification to such Lender to the extent that any such Claim, damage, loss, liability or expense results from such Lender's gross negligence or willful misconduct. The obligations of the Borrower under this
Section 11.15 shall survive the repayment of the Notes or the transfer of any Note or portion thereof or interest therein with respect to such obligations in connection with the period prior to such transfer.

                  1.21 Section Fees and Expenses . The Buyer shall, promptly after receipt of an invoice with respect thereto, pay all out-of-pocket expenses of the Lenders in connection with the perfection of security interests contemplated by the Security Documents and the administration of this Agreement and the Notes. If, at any time or times, any Lender shall employ counsel or other advisors for advice or other representation or shall incur reasonable legal or other costs and expenses in connection with:

               1.22 (i) any amendment, modification or waiver, or consent with respect to, any of the
         Operative Documents;

                  (ii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by any Lender, the Borrower or any other Person) in any way relating to the Collateral, any of the Operative Documents or any other agreements to be executed or delivered in connection herewith (excluding the License Purchase Agreement) unless the Borrower prevails in any of the foregoing, to the extent incurred following the occurrence and during the continuance of an Event of Default;

                  (iii) any attempt to enforce any rights of any Lender against the Borrower, unless the Borrower prevails in connection therewith, to the extent incurred following the occurrence and during the continuance of an Event of Default; or

                  (iv) any attempt to verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral, to the extent incurred following the occurrence and during the continuance of an Event of Default;

then, and in any such event, the attorneys', and other parties' fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 11.16 shall be payable, on demand, by the Borrower to such Lender and, in the case of any amounts payable hereunder to any Lender, shall be additional obligations secured under this Agreement and the other Operative Documents. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants and investment bankers fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services. The obligations of the Borrower under this Section 11.16 shall survive the repayment of the Notes or the transfer of any Note or portion thereof or interest therein. Notwithstanding the foregoing, the Borrower shall have no obligation to pay the fees and expenses of any Lender in connection with the preparation of, or matters or disputes arising under, the License Purchase Agreement, including without limitation the preparation of this Agreement and the issuance of Notes hereunder and any indemnification and setoff claims and related disputes which may arise thereunder.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                          THE MRS. FIELDS' BRAND, INC.


                                            By:/s/ Herbert S. Winokur
                                            Name:Herbert S. Winokur
                                            Title:President


                                            THE PRUDENTIAL INSURANCE COMPANY
                                              OF AMERICA


                                            By:/s/Stephen R. Haekel
                                            Name:Stephen R. Haekel
                                            Its:Vice President


                         PRINCIPAL MUTUAL LIFE INSURANCE
                                              COMPANY


                                            By:/s/ Stephen G. Shrivanek
                                            Name:Stephen G. Shrivanek
                                            Its:Counsel


                          PRUCO LIFE INSURANCE COMPANY


                                            By:/s/ Joseph Y. Alouf
                                            Name:Joseph Y. Alouf
                                            Its:Asst. Vice President

                          CONTRARIAN CAPITAL ADVISORS,
                            L.L.C., AS AGENT FOR THE
                             ENTITIES LISTED BELOW:

                             OPPENHEIMER & CO., INC.
                          OPPENHEIMER HORIZON PARTNERS,
                                              L.P.
                            OPPENHEIMER INSTITUTIONAL
                             HORIZON PARTNERS, L.P.
                            OPPENHEIMER INSTITUTIONAL
                              HORIZON FUND II, L.P.
                                            THE & TRUST


                                            By:/s/ Janice M. Stanton
                                            Name:Janice M. Stanton
                                            Its:Partner

SCHEDULE 8.11


                              ACCOUNTING PRACTICES

(1)       Vendor rebates and advances:

               (3) Will be deferred and amortized to income over the life of the contract or the period of benefit.

(5)       Current Status:  Both MFI and OCC follow this policy.


(8)       Vendor equipment placed at the company:

         (10) If the equipment continues to be the property of the vendor, no entries in the accounting records will be made. If the equipment is to be owned by the company, an asset and corresponding liability will be established for the property at the inception of the arrangement.

     (11) Current Status: MFI currently follows the above policy; OCC does not have any vendor-supplied equipment.


(1)       Escalating lease payments:

         (3) Escalations in rents will be charged to expense as they occur for existing leases; for new leases and lease renewals, rent escalations will be recorded to expense ratably over the life of the lease.

     (4) Current Status: OCC follows the above policy; MFI records all rent escalations as expense as they --------------- occur.


(1)       Construction department costs:

         (3)       These costs will be expensed as incurred.

     (4)  Current  Status:   MFI  follows  the  above  policy;  OCC  capitalizes
     construction department costs as project costs.

(1)       Pre-opening costs:

         (3)       These costs will be expensed as incurred.

(4)       Current Status:  Both MFI and OCC follow this policy.


(1)       Equipment and leaseholds upon expiration of lease:

         (2) If the lease is not renewed, any remaining asset balance will be charged to expense. If the lease is renewed, any equipment balance will be depreciated over its remaining useful life.

Current Status:   Both MFI and OCC follow this policy.


(1)       Depreciable lives:

         (3) Property and equipment will be depreciated using the straight-line method as follows:

         (5)       ! Equipment and fixtures                   3-7 years
         (6)       ! Leasehold improvements                     7 years

         (8) Note: It is assumed that the average lease life for store leases is at least seven years considering historical lease experience.

(9) Current Status: MFI follows the above policy; OCC depreciates equipment over 3-10 years and leasehold improvements over 5-10 years or the life of the lease whichever is less.


(1)       Franchise fees and royalties:

         (3) Franchise fees and royalties will be recorded on an accrual basis with appropriate allowance established to cover estimated uncollected amounts.

     (4) Current Status: MFI follows the above policy; OCC does not have franchise fees or royalties.


(1)       Cost below the EBITDA line:

         (3) In connection with the merger of the companies, reserves have been established for integration of the two companies as well as for closure of stores. Costs of integration (relocation, professional fees, retention arrangements, travel, etc.) and costs of closing any stores (lease buyouts, equipment dispositions, fixed asset writeoffs, etc.) will be charged against the reserve account as the costs are incurred. Closed and franchised store operations will continue to be reflected in continuing operations above the EBITDA line but segregated from core store operations.

(4)       Current Status:  N/A


(1)       Franchisee bad debts:

         (3) Franchisee bad debts will be charged against the franchising reserve as accounts are deemed uncollectible.

     (4) Current Status: MFI follows the above policy; OCC does not have any franchisees.


(1)       Payment of guarantees:

         (3) In the event a franchisee store with a corporate guarantee is taken back by the Company, the store will either be resold to another franchisee, operated by the Company or closed. If the store is closed, the guarantee obligation will be charged off to the appropriate reserve account; if the store is resold, any gain or loss on resale (taking into account the guarantee) will be reflected in the appropriate gain or loss account at the time the store is sold. If the Company elects to operate the store, the store asset and the related guarantee will be recorded at the guarantee amount. The asset will be depreciated pursuant to the policy in (7) above. The guarantee liability will be reduced as payments are made to the party holding the guarantee.

     (4) Current Status: MFI follows the above policy; OCC does not have any franchisee guarantees.


(1)       Capital expenditures:

     (3) Capital expenditures will be recorded on a gross basis; not net of asset sales or salvage value.

(4)       Current Status:  Both companies follow this policy.

0078853.10-01S7a
SCHEDULE 9.4(vii)


                        PERMITTED FINANCIAL INSTITUTIONS


PAINE WEBBER
KIDDER PEABODY
BANK-ONE UTAH
FIRST SECURITY BANK
COMMONWEALTH BANK OF AUSTRALIA
HONG KONG AND SHANGHAI BANKING CORP.
LASALLE NATIONAL BANK
MERRILL LYNCH
BANK OF NOVA SCOTIA (SCOTIA BANK)
US BANK
BANK OF AMERICA